EXHIBIT 99.1

EQC02, Inc. Announces Changes to Board of Directors

Las Vegas, NV -- July 9, 2015 -- EQCO2, Inc. (CLNO) formerly known as Cleantech Transit, Inc. (the "Company") today announced changes to the board of directors. Effective immediately, Kenneth Bosket has been appointed to Vice Chairman and Head of Operations and Mike Zaman has been appointed to President/CEO. Montse Zaman has resigned as Secretary and Arnulfo Saucedo-Bardan was appointed Secretary.

The Board will remain at five members.

Kenneth Bosket has served as the company's President/CEO from July, 2011 to June, 2013, as well as from July 2014 till July 2015. He is also a director of the Company. Mr. Bosket earned a Masters of Business Administration from the University of Phoenix and a Bachelor's of Business Administration from National University. Mr. Bosket is also an officer and director of Crown Equity Holdings, Inc.

Mike Zaman was born in Tehran, Iran and moved to Florida in the 1980's where he attended Florida International University to study Computer Science. Since becoming a U.S. citizen in 1995, he has been a corporate, marketing and sales consultant for many numerous companies and has advised or consulted in the process of mergers, acquisitions, as well as the raising of capital for private and public entities. Mr. Zaman was appointed Chief Marketing Officer and a board member of Crown Equity Holdings Inc., in October of 2013.

Arnulfo Saucedo-Bardan is an entrepreneur from Torreon Coahuila, Mexico. In 2005, he opened and operated a small independent Mexican food restaurant in Mexico, City, until December of 2007. In 2008, he joined the Crown Equity Holdings Inc. team as CEO and later elected as that company's Chairman until January of 2013. Mr. Saucedo -- Bardan has a Bachelor Degree in engineering from the Instituto Tecnologico De La Laguna in Torreon Coahuila

"These changes are aimed at speeding the company's movement to its next phase of growth." stated Kenneth Bosket, Head of Operations for Crown Equity Holdings Inc.

This news release contains "forward-looking statements" as that term is defined in Section 27A of the United States Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things, the development, costs and results of new business opportunities. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with new business opportunities and development stage companies. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that any beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that any such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our annual report on Form 10-K for the most recent fiscal year, our quarterly reports on Form 10-Q and other periodic reports filed from time-to-time with the Securities and Exchange Commission.

Contact:

EQC02

Kenneth Bosket, Head of Operations

Mike Zaman, President/CEO

702 448-1543

Source: EQCO2, Inc.